June 12, 2000



Sun Community Bancorp Limited
2777 East Camelback Road
Suite 375
Phoenix, Arizona 85016

         RE:  VALLEY FIRST COMMUNITY BANK

Ladies and Gentlemen:

     JMP Financial, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Valley First Community Bank and to the reference to this firm in the proxy statement/prospectus as financial advisor to Valley First Community Bank and under the caption "Opinion of Financial Adviser".

                                         Very truly yours,

                                         /s/ John Palffy

                                         John Palffy
                                         President